CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT
Contract Number PA00333A

Artist:	Elizabeth Peyton	(the "**Work**")
Title:	After Giorgione (Portrait of a young man [Giustiniani Portrait]), 2011	
Medium:	Oil on board	
Size:	12.2 x 9 x 1 in. (31 x 22.9 x 2.54 cm)	
Date:	2011	

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 5th day of July, 2023 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is acting on behalf of the sole legal and beneficial Owner ("***Owner***") of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

2.1 The purchase price for the Work is Five Hundred Two Thousand and Five Hundred U.S. Dollars (USD $502,500) (the "***Purchase Price***"). The "**Closing Date**" shall mean the date upon which Seller receives the full Purchase Price by Buyer or Agent. The full Purchase Price shall be paid no later than thirty (30) calendar days of full execution of Purchase Agreement No. PA00333A.e.

2.2 The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work on or prior to the Closing Date as set forth in Section 9. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, and covenants, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Upon reasonable due diligence and inquiry, neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 7.1 below) and at the Closing Date, as stated in the condition report attached hereto as Exhibit A (the "***Condition Report***"). Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report.

3.1.7. To the best of the Seller's knowledge, and at all times whole owned by the Owner, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, has obtained and reviewed Owner's official identification and confirmed Owner's identity (including any ultimate beneficial owner of a 25% or greater interest in the Work (a "***Beneficial Owner***") and confirmed that Owner (including any Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a "***Certificate***") exists with respect to the Work, Seller has physical possession of such Certificate and will furnish evidence of such Certificate to Agent prior to any payment.

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.2. Seller and Agent do hereby agree to indemnify, defend and hold the other party free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability suffered by the other party as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by the other party that that arise (directly or indirectly) in connection with the falsity, material inaccuracy, or breach of any of their respective representations and warranties under this Purchase Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without

limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

3.4 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the Work at the Storage Location (as defined in Section 5.1 below) on June 22nd, 2023. Buyer shall be entitled to inspect the Work at the Storage Location (as defined in Section 5.1 below) prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

5. STORAGE AND CARE OF THE WORK.

5.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 7.1 below), Seller shall store the Work at [***] (the "***Storage Location***"). Seller shall notify Agent in writing prior to any relocation of the Work unless agreed upon under separate cover.

5.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) Buyer's confirmation that the Work has been received in a condition as described in the Condition Report in Exhibit A to this Agreement, which shall occur within two (2) business days of delivery; and (ii) payment by Buyer of the amount due on the Closing Date. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a "loss payee" on such policy in the amount of its deposit and Seller will issue an insurance certificate which delineates the First Installment in the name of Agent as well as the work being fully insured at Seller's cost for the duration of the Purchase Agreement until the Closing Date. On or before the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee.

7. TITLE. On the Closing Date, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the actual or constructive possession of Seller. Seller shall be solely responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder.

8. DELIVERY AND EXPENSES.

8.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

8.2. Seller shall pay all costs and be responsible for arranging the crating, packing, shipping and insuring the Work from its current location to the Delivery Location and insuring the Work until the Closing Date.

9. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

10. TERMINATION WITH CAUSE.

10.1 Buyer shall have the right to terminate this Purchase Agreement in the event of: (i) a material breach of any of the representations or warranties under this Purchase Agreement by Seller; or (ii) the falsity or material inaccuracy of any of Seller's other representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.5 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date).

10.2 In the event of termination as set forth above, then Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

10.3 For the purposes of this Section 10, "Seller" shall refer to Seller, on behalf of itself and Owner, and "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. BREACH OF CONTRACT BY AGENT OR BUYER. In the event that the full Purchase Price together with applicable taxes and customs charges is not received by Seller in cleared funds within fourteen (14) calendar days after the above due dates for payment, Seller reserves the right at its discretion (without prejudice to its other rights and remedies at law) to rescind the sale of the Work by written notice to Agent, without liability, but shall return any amount(s) previously paid by Buyer.

12. LIABILITY. Seller's total liability to Agent or Buyer in contract, tort, misrepresentation or otherwise, arising in connection with this Purchase Agreement shall be limited to the Purchase Price of the Work excluding any applicable taxes. Seller shall not be liable to Agent or Buyer for (a) any loss of profits, loss of business, loss of anticipated savings, loss of business opportunity or loss of reputation/goodwill (whether any of these are direct or indirect); or (b) any special, indirect, incidental, or consequential loss, costs, damages, charges or expenses to the fullest extent permitted by law.

13. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller, on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

____
BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

____
BY: MARIYA GOLOVINA
ITS: EXECUTIVE VICE PRESIDENT, ACQUISITIONS

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

Masterworks Gallery, LLC as agent
for Masterworks Cayman, SPC, acting on
behalf of its Gallery Segregate Portfolio
225 Liberty Street, 29th Floor
New York, NY 10281
UNITED STATES

July 5, 2023 / MVM
Invoice: [***]

Elizabeth Peyton

After Giorgione (Portrait of a young man [Giustiniani Portrait])

2011

Oil on board

31.1 x 22.9 x 2.5 cm / 12 1/4 x 9 x 1 inches

PEYTO121708



Payment within 30 days of signing of Purchase Agreement.

Total	USD	502,500.00
Sold from customs warehouse	USD	0.00
Total Due	**USD**	**502,500.00**

[***] wire instructions are in item 2 of our terms and conditions of sale. Please be sure to verbally confirm these instructions with your [***] sales director before sending payment.

Other than the wire instructions as indicated, our terms and conditions are provided for informational purposes only, and the terms of the Purchase Agreement shall prevail.

July 5, 2023 / [***]

Invoice: [***]

TERMS AND CONDITIONS OF SALE

1. THE CONTRACT

1.1 Subject to clause 1.2, the buyer's contract is with [***], a company registered in [***] and having its registered office at [***].

1.2 [***] is generally selling artworks that are on consignment to the gallery from a third party and is therefore acting as the seller's agent, may it be the artist itself or a third party. Insofar as [***] is the owner of the artwork, it acts as the seller itself.

1.3 The contract between [***] and the buyer for the sale and purchase of the artwork or artworks identified on the invoice (hereinafter referred to as "Artwork") shall consist of these terms and conditions for sale, and the details set out in [***] invoice. Such contract comprises the whole agreement for the sale and purchase of the Artwork.

1.4 Written individual agreements shall prevail over these terms and conditions.

2. PRICE AND PAYMENT

2.1 Payment of the purchase price as referred to on the invoice as Total Due (hereinafter "Price") is due upon the date of receipt of the invoice to the following bank account:

Account Name:
[***]

Account Address:
[***]

Account Number:
CHF account [***]
IBAN [***]

USD account [***]
IBAN [***]

EUR account [***]
IBAN [***]

GBP account [***]
IBAN [***]

SWIFT Code: [***]

Bank Address:
[***]

2.2 Value added tax and other applicable sales, use, excise or other taxes and customs charges are payable by the buyer.

3. CONDITION

The buyer is buying the Artwork in its present condition.

4. TRANSFER OF OWNERSHIP

Title to, and possession of, the Artwork shall not pass to the buyer until [***] has received payment of the full Price in cleared funds plus any applicable taxes and customs charges. Upon payment of this sum in full, the purchased Artwork shall be made available for pick-up at [***] gallery location or delivery via carrier. Title to the Artwork shall pass to the buyer upon the actual pick-up by buyer or upon release to the carrier designated for shipment.

5. RISK OF LOSS AND BUYER'S OBLIGATIONS

5.1 Risk of loss or damage to the Artwork shall pass to the buyer upon release of the Artwork to the buyer or to the carrier designated for shipment.

5.2 The buyer shall, at its own cost and expense, take responsibility for the pick-up, packing, crating, shipment and insurance of the Artwork upon its release by [***] and for making all arrangements required for the Artwork's transportation, export and import (including, without limit, securing any required licenses, authorizations, approvals and permissions in respect of the same (together referred to as "License")). The denial of any such License or delay in obtaining such License shall not justify cancellation or rescission of the purchase of the Artwork or any delay in payment by the buyer. The buyer shall also comply with any conditions or formalities under applicable law in respect of the import or export of the Artwork, including but not limited to requirements imposed by any tax or customs authority.

5.3 The buyer shall pick up the Artwork within 14 days after payment of the Price. After this date [***] may charge storage fees. In addition, [***] retains all of its rights and remedies in case of the buyer's failure to comply with the obligations set out in this clause 5 of these terms and conditions.

5.4 If requested by the buyer, [***] may, as an additional service, act as an agent to assist in arranging a carrier to deliver the Artwork to the buyer on the buyer's behalf and on the buyer's account. Any shipping contract under such agreement will be in the name of the buyer and the buyer shall be obligated to pay the carrier directly for any associated shipping costs. [***] shall have no obligation to pay any cost of shipping the Artwork. Any loss or damage resulting from shipping the Artwork via any carrier shall be the sole responsibility and at the risk of the buyer and/or the carrier. [***] shall not be responsible for any damage or loss to the Artwork while in transit.

6. BREACH OF CONTRACT BY THE BUYER

In the event that the full Price together with applicable taxes and customs charges is not received by [***] in cleared funds within 14 days after the above due date for payment or if the buyer fails to comply with the obligations set out in clause 5 of these terms and conditions, [***] reserves the right at its discretion (without prejudice to its other rights and remedies at law) to rescind the sale of the Artwork by written notice to the buyer, without liability.

7. STATEMENTS ABOUT THE ARTWORK

All statements by [***] to the condition, importance, quality, rarity, value, historical significance, medium or material constitute statements of opinion only and [***] gives no representation, warranty or undertaking in respect of such statement (save that this shall not operate to exclude liability on [***] part for fraudulent misrepresentation).

8. LIABILITY

8.1 [***] total liability to the buyer in contract, tort, misrepresentation or otherwise, arising in connection with these terms and conditions of the sale of the Artwork, shall be limited to the Price of the Artwork excluding any applicable taxes.

8.2 [***] shall not be liable to the buyer for (a) any loss of profits, loss of business, loss of anticipated savings, loss of business opportunity or loss of reputation/goodwill (whether any of these are direct or indirect); or (b) any special, indirect, incidental, or consequential loss, costs, damages, charges or expenses to the fullest extent permitted by law.

8.3 Any claim against [***] in connection with the Artwork must be brought within a period of two (2) years from the date of the invoice. [***] shall not accept any claim once this period has expired.

9. INTELLECTUAL PROPERTY RIGHTS

No intellectual property rights in respect of the Artwork (including, without limitation, any copyright or related rights) shall be acquired or transferred as a result of the purchase of the Artwork hereunder. If such rights are sought, the buyer should contact the relevant intellectual property owner.

10. DATA PROTECTION

[***] processes your personal data in accordance with applicable data protection laws. For further information please see [***].

11. APPLICABLE LAW AND PLACE OF JURISDICTION

These terms and conditions and any non-contractual obligations arising from or in connection with them shall in all respects be construed and take effect in accordance with the substantive laws of Switzerland to the exclusion of the United Nations Convention on Contracts for the International Sale of Goods. The exclusive place of jurisdiction are the courts of Zürich, Switzerland.

EXHIBIT C

BILL OF SALE

Dated: _______________, 2023

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")

Artist:	Elizabeth Peyton	(the "Work")
Title:	After Giorgione (Portrait of a young man [Giustiniani Portrait]), 2011	
Medium:	Oil on board	
Size:	12.2 x 9 x 1 in. (31 x 22.9 x 2.54 cm)	
Date:	2011	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	USD $502,500	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00333A by and between Seller and Masterworks Gallery, LLC dated July 5, 2023, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____

BY:
ITS: